Exhibit 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made and effective as of June     , 2012 (the “Effective Date”) by and between Accentia Biopharmaceuticals, Inc., a Florida corporation with a place of business located at 324 South Hyde Park Avenue, Suite 350, Tampa, FL 33606 (the “Company” or “Accentia”), and                     , with an address of                      (“Subscriber”), as follows:

WHEREAS Subscriber wishes to make an investment in the amount of $            .00 in the Company’s private placement (“Private Placement”), upon the within terms and conditions as set forth in the Summary of Terms attached as Exhibit A; and

WHEREAS the Company has determined to accept this Private Placement investment, upon the terms and conditions stated herein;

IT IS AGREED as follows:

Subscriber hereby agrees to invest the sum of                      dollars ($            .00) in this Private Placement of the Company (the “Purchase Amount”). The Purchase Amount shall be in U.S. Funds paid by check or wire transfer no later than two business days following the Closing.

The Company shall issue to Subscriber: (i) That number of shares of Accentia’s common stock determined by dividing the Purchase Amount by 85% of the Accentia volume weighted average price (“VWAP”) for the ten calendar days preceding the initial Closing date, June     , 2012 (the “Common Stock”); and (ii) A warrant to purchase that number of shares of Accentia’s common stock equal to 50% of the Common Stock purchased in subparagraph 2(i) above with the warrant exercise price equal to the Accentia VWAP for the 10 calendar days prior to initial Closing) and having a term of five (5) years (the “Warrant”).

Subscriber hereby acknowledges and represents that: (i) I am an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, (ii) I have the financial ability to bear the economic risk of my investment contemplated by this Subscription Agreement, (iii) I have been given the opportunity to ask questions to (and received satisfactory answers from) the Company regarding the terms and conditions of the Private Placement and the Warrant and the financial condition and prospects of the Company and (iv) I have had full access to the public filings made by Accentia including but not limited to audited and unaudited financial statements and periodic filings on Forms 10-K, 10-Q and 8-K. Subscriber further represents and warrants that: (a) I did not become interested in the Private Placement by means of, or as a result of, the Registration Statements on Form S-1 filed by the Company on or about February 18, 2011 and March 15, 2012, or any amendment thereto (collectively, the “Registration Statements”), (b) I became interested in the Private Placement through and as a result of my relationship with the Company and/or its officers and/or directors rather than through or as a result of any general solicitation or advertisement by the Company, and (c) I was never contacted by the Company or any of its representatives in connection with the marketing of the public offering described in the Registration Statements and did not independently contact the Company or any of its representatives as a result of any general solicitation or the Registration Statements or in connection with the public offering described in the Registration Statements. This Subscription Agreement and the representations contained herein shall not be disclosed to any person other than the Company, its attorneys, and its independent accountants, and as otherwise required by applicable law, and this Subscription Agreement and the representations contained herein shall not be relied upon by any person other than the Company, its attorneys, and its independent accountants.

The Company agrees to exercise its best efforts to file within forty-five (45) calendar days following Closing a registration statement covering the shares to be issued under Paragraph 2(i) and the shares underlying the Warrant to be issued under Paragraph 2 (ii) hereof.

This Subscription Agreement shall be deemed to have “closed” (and the “Closing” shall be deemed to have occurred) on the date that the Company receives and accepts this Subscription Agreement.

This Agreement shall be governed by and interpreted in light of the laws of the State of Florida, notwithstanding choice of law principles.

IN WITNESS WHEREOF the parties hereby set their hands and seals hereto, intending to be legally bound hereby.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:

Name:

Title:

SUBSCRIBER

By:

Name:

Title:

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Exhibit A

Accentia Biopharmaceuticals, Inc.

Summary of Terms for Private Placement

Capitalized terms not defined herein shall have the meanings given to them in the Subscription Agreement to which this Exhibit A is attached.

Issuer:	Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) (the “Company” or “Accentia”)

Participants:	Accredited Investors

Placement:	Up to $5 million (subject to increase)

Timing:	Closing on or before June 18, 2012, subject to extension.

Financing Structure:	Private Placement of units, with each unit consisting of one share of Accentia’s common stock with a per-share price equal to a 15% discount from the VWAP of Accentia’s common stock for the ten calendar days prior to initial Closing, plus a warrant to purchase one-half (1/2) of a share of Accentia’s common stock (50% warrant coverage) with the warrant exercise price equal to 110% of market price for the VWAP for the ten calendar days prior to the initial Closing. Warrants shall have a five (5) year term.

Use of Proceeds:	To fund operations and biotech development activities of Accentia and its subsidiaries

Expenses:	Accentia shall reimburse each Subscriber for agreed legal and due-diligence related expenses incurred in connection with this investment at Closing.

Reporting:	Each Subscriber has full access to Accentia’s public filings including audited financial statements.

Registration:	The Company agrees to exercise its best efforts to file within forty-five (45) calendar days following Closing a registration statement covering the shares to be issued under Paragraph 2(i) of the Subscription Agreement to which this Exhibit A is attached and the shares underlying the Warrants to be issued under Paragraph 2 (ii) of the Subscription Agreement to which this Exhibit A is attached.

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